Exhibit 99.1

New York Community Bancorp, Inc. Reports 2nd Quarter 2013 Diluted Non-GAAP Cash EPS of $0.30(1) and Diluted GAAP EPS of $0.28

Board of Directors Declares 38th Consecutive Quarterly Cash Dividend of $0.25 per Share

2Q 2013 Highlights

  Solid Earnings, Solid Returns:

  - The Company generated 2Q 2013 GAAP earnings of $122.5 million, providing a 1.21% return on average tangible assets and a 15.90% return on average tangible stockholders’ equity.(2)

  Linked-Quarter Margin Expansion:

  - The Company’s net interest margin rose 20 basis points sequentially, to 3.15%, as prepayment penalty income rose to a record $44.4 million, driven by robust refinancing activity.

  Solid Loan Production:

  - The production loans of held for investment rose both year-over-year and linked-quarter, to $2.4 billion in 2Q 2013.

  Solid Asset Quality:

  - Non-performing non-covered assets declined $12.4 million and $39.1 million, respectively, to $251.6 million, representing 0.57% of total assets, over the three and six months ended June 30, 2013.
  - Net charge-offs declined to $4.7 million, representing 0.01% of average loans (non-annualized) in 2Q 2013.

  Mortgage Banking Income:

  - Mortgage banking income contributed $23.2 million to total revenues in 2Q 2013. (3)

  Continued Efficiency:

  - The efficiency ratio improved to 41.71% in the current second quarter from 43.25% in the first quarter of this year.

  Increased Capital Measures:

  - Excluding accumulated other comprehensive loss, net of tax ("AOCL"), tangible stockholders’ equity represented 7.87% of tangible assets at June 30, 2013, reflecting three- and six-month increases of 12 and eight basis points, respectively.(2)

WESTBURY, N.Y.--(BUSINESS WIRE)--July 24, 2013--New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported GAAP earnings of $122.5 million, or $0.28 per diluted share, for the three months ended June 30, 2013, and $241.2 million, or $0.55 per diluted share, for the six months ended at that date.

The Company also reported cash earnings of $132.5 million, or $0.30 per diluted share, for the current second quarter and $261.1 million, or $0.59 per diluted share, for the current six-month period. (1)

__________

Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, "cash earnings," "tangible assets," "average tangible assets," "tangible stockholders’ equity," "average tangible stockholders’ equity," and the related measures are all non-GAAP financial measures.

Commenting on the Company’s second quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, "There is a lot to like about this year’s second quarter performance, which was highlighted by a linked-quarter increase in earnings, driven by margin expansion and increased efficiency. The quarter was also highlighted by the consistent quality of our assets, robust held-for-investment loan production, and continuing measures of capital strength.

"As earnings rose sequentially, to $122.5 million, our return on average tangible assets rose to 1.21% in the quarter, and our return on average tangible stockholders’ equity rose to 15.90%--a 56-basis point increase. (2)

"During this time, our margin rose to 3.15%--that’s a 20-basis point increase--as a surge in refinancing activity in our traditional lending niches resulted in a record level of income from prepayment penalties.

"Our efficiency ratio also reflected a marked linked-quarter improvement, declining to 41.71% from 43.25%. While non-interest income declined as securities gains and mortgage banking income fell, the impact was more than offset by the growth of our net interest income, together with a reduction in our operating expenses.

"Our measures of asset quality were another second quarter highlight, as the ratio of non-performing non-covered loans to total loans dropped year-over-year and linked-quarter to an 18-quarter low of 0.54% at the end of June. In addition, net charge-offs represented a nominal 0.01% of average loans in the second quarter of this year.

"Reflecting our linked-quarter earnings growth and the exceptional quality of our assets, our capital measures also conveyed significant strength. For example, adjusted tangible stockholders’ equity totaled $3.3 billion, representing 7.87% of adjusted tangible assets at the end of June. (2) Our regulatory measures also reflect the strength of our capital position, and we are confident of our ability to maintain our "well capitalized" status when the new Basel III requirements go into effect in 2015.

"Yet another achievement I am pleased to report was the quarter-end addition of a new line of business to our lending mix. On behalf of our Board, I am pleased to announce the launch of NYCB Specialty Finance Company, headquartered in Foxboro, Massachusetts, which has commenced operations under the capable leadership of industry veteran John Chipman, who has been appointed Executive Vice President and Director of this new subsidiary. In the quarters ahead, you should expect to see a gradual rise in our C&I lending as John and his seasoned lending team build on their industry contacts to originate asset-based, dealer floor plan, and equipment financing loans throughout the U.S. for our portfolio."

Board of Directors Declares $0.25 per Share Dividend Payable on August 16, 2013

"In view of the strength of our capital and our solid second quarter earnings, the Board of Directors last night declared our 38th consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on August 16th to shareholders of record at the close of business on August 7, 2013," Mr. Ficalora said.

Balance Sheet Summary

Assets totaled $44.2 billion at June 30, 2013, $325.9 million lower than the March 31st balance and $40.7 million higher than the balance at December 31, 2012.

Loans

Total loans represented $31.8 billion, or 72.1%, of total assets at the close of the second quarter, down $159.3 million from the March 31st balance and up $67.2 million from the balance at December 31, 2012. However, the average balance of loans rose $326.0 million linked-quarter, to $31.9 billion in the second quarter of 2013.

Loans Held for Investment

Loans held for investment represented $28.1 billion, or 63.5%, of total assets at the end of the second quarter, $63.0 million below the March 31, 2013 balance and $766.9 million above the balance at December 31, 2012.

Reflecting a substantial increase in refinancing activity in the current second quarter, originations of loans held for investment totaled $4.7 billion in the current six-month period, up from $4.1 billion in the year-earlier six months. Included in the respective amounts were second quarter originations of $2.4 billion and $1.9 billion; in the first quarter of 2013, originations of held-for-investment loans totaled $2.2 billion.

Multi-family loans represented $2.9 billion of loans produced for investment in the current six-month period, as compared to $2.3 billion in the first six months of 2012. Included in the current six-month amount were second-quarter originations of $1.4 billion, down $151.7 million from the trailing quarter’s volume and up $112.9 million from the volume produced in the second quarter of last year. CRE loans represented $1.1 billion of year-to-date originations, down $387.9 million from the volume originated in the year-earlier six months. Included in the current six-month amount were second quarter originations of $670.3 million, up $283.8 million on a linked-quarter basis and $141.9 million year-over-year.

The following table provides additional information about the multi-family and CRE loan portfolios:

(dollars in thousands)	June 30, 2013		March 31, 2013		December 31, 2012
Multi-Family Loan Portfolio:
Loans outstanding	$19,230,079		$19,228,034		$18,605,185
Percent of held-for-investment loans	68.6%		68.4%		68.2%
Average loan size	$4,276		$4,234		$4,107
Expected weighted average life	3.0	years	2.9	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,311,516		$7,543,238		$7,436,950
Percent of held-for-investment loans	26.1%		26.8%		27.3%
Average loan size	$4,603		$4,656		$4,571
Expected weighted average life	3.3	years	3.4	years	3.4	years

Also included in loans held for investment at the end of the second quarter were acquisition, development, and construction loans of $416.4 million; one-to-four family loans of $375.6 million; and commercial and industrial loans of $672.8 million, after six-month originations of $82.4 million, $199.6 million, and $394.8 million, respectively.

Loans Held for Sale

The average balance of loans held for sale was $768.3 million in the current second quarter, down $167.5 million from the trailing-quarter average and $91.5 million from the average in the second quarter of last year. In the first six months of 2013 and 2012, the Company originated loans held for sale of $4.4 billion and $5.0 billion, including second-quarter originations of $2.1 billion and $2.6 billion, respectively. The declines in production were attributable to a decrease in refinancing activity as residential mortgage interest rates rose from the record lows that prevailed in the prior year.

Covered Loans

Primarily reflecting repayments, loans acquired in FDIC-assisted transactions declined $134.7 million and $251.9 million, respectively, from the balances at the end of March and December, to $3.0 billion at June 30, 2013. Covered loans represented 9.5% of total loans at the end of the second quarter, down from 9.9% and 10.3%, respectively, at the earlier period-ends.

Pipeline

The current loan pipeline is approximately $3.4 billion, including loans held for investment of approximately $2.5 billion and one-to-four family loans held for sale of approximately $902 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The following table presents the balance of non-performing non-covered loans and assets at the end of the second quarter, as compared to the balances at March 31, 2013 and December 31, 2012:

(dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$112,904	$109,688	$163,460
Commercial real estate	30,329	55,735	56,863
Acquisition, development, and construction	6,737	8,959	12,091
One-to-four family	10,881	11,317	10,945
Total non-accrual non-covered mortgage loans	$160,851	$185,699	$243,359
Other non-accrual non-covered loans	6,242	7,914	17,971
Total non-performing non-covered loans	$167,093	$193,613	$261,330
Non-covered other real estate owned	84,478	70,319	29,300
Total non-performing non-covered assets	$251,571	$263,932	$290,630

The level of net charge-offs also reflected improvement, declining to $4.7 million in the current second quarter from $5.6 million and $13.9 million, respectively, in the trailing and year-earlier three months. Reflecting the respective declines, net charge-offs represented 0.01% of average loans (non-annualized) in the current second quarter, as compared to 0.02% and 0.05%, respectively, in the earlier periods. At June 30, 2013, the allowance for losses on non-covered loans totaled $140.7 million, representing 84.20% of non-performing non-covered loans and 0.50% of total non-covered loans.

While non-performing non-covered assets declined, along with net charge-offs, the balance of non-covered loans 30 to 89 days past due rose to $39.7 million at the end of the second quarter from $19.8 million and $27.6 million, respectively, at March 31, 2013 and December 31, 2012. As a result, total delinquencies (i.e., the sum of non-performing non-covered assets and non-covered loans 30 to 89 days past due) rose $7.6 million to $291.3 million on a linked-quarter basis, but were down $26.9 million, or 8.5%, from the balance at year-end 2012.

The following table presents the Company's asset quality measures at or for the three months ended June 30, 2013, March 31, 2013, and December 31, 2012:

	June 30, 2013	March 31, 2013	December 31, 2012
Non-performing non-covered loans to total loans	0.54%	0.62%	0.85%
Non-performing non-covered assets to total assets	0.57	0.59	0.66
Net charge-offs during the period to average loans
during the period (non-annualized)	0.01	0.02	0.01
Allowance for losses on non-covered loans to non-
performing non-covered loans	84.20	72.51	53.93
Allowance for losses on non-covered loans to total
non-covered loans	0.50	0.50	0.52

Securities

Securities represented $5.9 billion of total assets at the end of the second quarter, reflecting a $477.5 million increase from the March 31st balance and a $1.0 billion increase from the balance at December 31, 2012. The June 30th balance was equivalent to 13.4% of total assets, up from 12.3% and 11.1%, respectively, at the earlier dates. At $5.6 billion, securities held to maturity represented 94.7% of the June 30th balance; in addition, government-sponsored enterprise ("GSE") obligations represented 93.4% of total securities at that date.

Funding Sources

Deposits totaled $25.3 billion at the end of the second quarter, reflecting a $189.8 million decrease from the March 31st balance and a $410.3 million increase from the balance at December 31, 2012. The June 30th balance represented 57.2% of total assets, consistent with the percentage at the end of the trailing quarter and slightly higher than the percentage at year-end.

While NOW and money market accounts and savings accounts respectively rose $140.1 million and $577.3 million over the course of the quarter, the combined increase was exceeded by a $746.7 million reduction in certificates of deposit ("CDs"), together with a $160.5 million reduction in non-interest-bearing accounts. However, in the six months ended June 30, 2013, NOW and money market accounts and savings accounts respectively rose $654.1 million and $1.2 billion, exceeding the combined impact of a $1.2 billion reduction in CDs and a $238.7 million decline in non-interest-bearing accounts. The significant growth in savings accounts was attributable to the popularity of a new savings product that was introduced in the first quarter of 2013.

Wholesale borrowings totaled $12.6 billion at the end of the second quarter, reflecting a linked-quarter decrease of $186.6 million and a $438.3 million decrease from the balance at December 31, 2012. The June 30th balance represented 28.6% of total assets, down from 28.8% and 29.6%, respectively, at the earlier period-ends.

Stockholders’ Equity

The Company recorded stockholders’ equity of $5.7 billion at the end of the second quarter, up $22.8 million from the March 31st balance and $32.2 million from the balance at December 31, 2012. Similarly, tangible stockholders’ equity rose $27.0 million and $40.8 million, respectively, to $3.2 billion, over the three and six months ended June 30, 2013. Reflecting the respective increases, book value per share rose to $12.90 per share at the end of the second quarter and tangible book value rose to $7.32 per share.(2)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank continued to exceed the federal requirements for "well capitalized" classification, as indicated in the table on the last page of this release.

Earnings Summary for the Three Months Ended June 30, 2013

Net Interest Income

Net interest income rose $24.7 million on a linked-quarter basis, and $3.2 million year-over-year, to $299.9 million in the three months ended June 30, 2013. The linked-quarter rise was the result of a $23.8 million increase in interest income to $436.6 million, coupled with a $941,000 decrease in interest expense to $136.7 million. While interest income fell $18.4 million year-over-year, the impact was more than offset by a $21.6 million decline in interest expense.

In addition, the Company's net interest margin rose 20 basis points, to 3.15%, on a linked-quarter basis; year-over-year, the margin was down 15 basis points.

The following factors contributed to the linked-quarter improvements noted above:

  Prepayment penalty income accounted for $44.4 million of the interest income recorded in the current second quarter, up from $19.9 million and $32.0 million, respectively, in the trailing and year-earlier three months. The current second quarter amount established a new record as the highest volume of prepayment penalty income recorded in a single three-month period.
  In addition, prepayment penalty income contributed a record 47 basis points to the Company’s current second quarter margin, as compared to 21 basis points and 36 basis points, respectively, in the trailing and year-earlier three months.
  The linked-quarter increase in net interest income and margin was also supported by a $936.4 million rise in the average balance of interest-earning assets to $38.0 billion, as the average balance of loans rose $326.0 million to $31.9 billion, and the average balance of securities rose $610.4 million to $6.1 billion. The average yield on interest-earning assets rose 14 basis points to 4.60%, linked-quarter, largely reflecting the aforementioned rise in prepayment penalty income.
  The average balance of interest-bearing liabilities rose $498.2 million on a linked-quarter basis, the result of a $422.4 million increase in the average balance of interest-bearing deposits to $22.8 billion and a $75.7 million increase in the average balance of borrowed funds to $12.5 billion. Nevertheless, the average cost of interest-bearing liabilities fell five basis points to 1.56%, linked-quarter, as the average cost of borrowed funds fell 13 basis points from the trailing-quarter level and the average cost of deposits rose a single basis point.

Provisions for Loan Losses

The Company recorded a $5.0 million provision for losses on non-covered loans in the current second quarter, consistent with the trailing-quarter level and $10.0 million below the level recorded in the year-earlier three months.

In addition, the Company recorded a $4.6 million provision for losses on covered loans in the current second quarter, comparable to the $4.5 million recorded in the trailing quarter and $13.8 million less than the provision recorded in the second quarter of 2012. Because covered loans are covered by FDIC loss sharing agreements, the respective loan loss provisions were partly offset by FDIC indemnification income of $3.7 million, $3.6 million, and $14.8 million, respectively, recorded in non-interest income in the corresponding periods.

Non-Interest Income

Non-interest income totaled $53.7 million in the current second quarter, down $21.8 million and $44.5 million, respectively, from the levels recorded in the three months ended March 31, 2013 and June 30, 2012. The reductions were primarily attributable to the following factors:

  Mortgage banking income totaled $23.2 million in the current second quarter, down $2.9 million from the trailing-quarter level and $35.1 million year-over-year. The latter reduction was primarily due to the aforementioned decline in residential mortgage loan production, as the rise in mortgage interest rates from the lows of the past four quarters inhibited refinancing activity. Income from originations totaled $17.1 million in the current second quarter, down $8.8 million on a linked-quarter basis and $35.9 million year-over-year. Servicing income accounted for $6.1 million of the mortgage banking income recorded in the current second quarter, as compared to $226,000 and $5.4 million, respectively, in the earlier periods.
  While the year-over-year decline in non-interest income was largely due to the drop in mortgage banking income, the linked-quarter decline was largely due to a drop in securities gains. In the three months ended June 30, 2013, securities gains totaled $123,000, in contrast to $16.6 million in the first quarter of this year.
  Fee income and BOLI income rose sequentially and year-over-year to $10.0 million and $7.3 million, respectively, while other income fell sequentially but rose year-over-year. Other non-interest income declined to $9.4 million from $13.2 million in the trailing quarter; the latter amount included the recovery of $3.9 million on a security that had previously been classified as other-than-temporarily impaired.
  As noted in the discussion of the provision for covered loan losses, FDIC indemnification income rose modestly on a linked-quarter basis but declined $11.1 million year-over-year.

Non-Interest Expense

Non-interest expense declined $3.8 million year-over-year, and $4.4 million linked-quarter, to $151.7 million in the three months ended June 30, 2013. Operating expenses accounted for $147.5 million of the current second-quarter total, having fallen $3.0 million and $4.2 million, respectively, over the corresponding periods. The following factors contributed to the sequential and year-over-year reductions:

  Compensation and benefits expense totaled $77.4 million in the current second quarter, down $6.1 million from the trailing-quarter level and up $3.8 million from the year-earlier amount. In the first quarter of 2013, the Company recorded retirement and severance costs of $6.0 million; no comparable expenses were recorded in the second quarter of this year. The year-over-year increase in compensation and benefits expense was primarily attributable to normal salary increases.
  General and administrative ("G&A") expense totaled $45.9 million in the current second quarter, $1.4 million higher than the trailing-quarter level and $7.7 million lower than the year-earlier amount. The year-over-year decline was attributable to a reduction in expenses associated with the management and disposition of foreclosed properties.
  Occupancy and equipment expense totaled $24.2 million in the current second quarter, modestly exceeding the trailing-quarter and year-earlier amounts.

Income Tax Expense

Income tax expense totaled $69.8 million in the current second quarter, reflecting pre-tax income of $192.3 million and an effective tax rate of 36.30%.

About New York Community Bancorp, Inc.

With assets of $44.2 billion at June 30, 2013, New York Community Bancorp, Inc. is currently the 20th largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 239 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, July 24, 2013, at 9:30 a.m. (Eastern Time) to discuss its second quarter 2013 performance and strategies. The conference call may be accessed by dialing (866) 952-1906 (for domestic calls) or (785) 424-1825 (for international calls) and providing the following access code: 2Q13NYCB. A replay will be available approximately two hours following completion of the call through midnight on July 28th, and may be accessed by calling (800) 283-4799 (domestic) or (402) 220-0860 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 21, 2013.

Forward-Looking Statements

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2012 and our Form 10-Q for the three months ended March 31, 2013, including in the Risk Factors section of these and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 10 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(3)	We define total revenues as the sum of net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$1,319,710	$2,427,258
Securities:
Available-for-sale	315,090	429,266
Held-to-maturity	5,626,605	4,484,262
Total securities	5,941,695	4,913,528
Loans held for sale	756,601	1,204,370
Non-covered mortgage loans held for investment:
Multi-family	19,230,079	18,605,185
Commercial real estate	7,311,516	7,436,950
Acquisition, development, and construction	416,381	397,288
One-to-four family	375,585	203,434
Total non-covered mortgage loans held for investment	27,333,561	26,642,857
Non-covered other loans held for investment	717,781	641,607
Total non-covered loans held for investment	28,051,342	27,284,464
Less: Allowance for losses on non-covered loans	(140,689)	(140,948)
Non-covered loans held for investment, net	27,910,653	27,143,516
Covered loans	3,032,172	3,284,061
Less: Allowance for losses on covered loans	(60,431)	(51,311)
Covered loans, net	2,971,741	3,232,750
Total loans, net	31,638,995	31,580,636
Federal Home Loan Bank stock, at cost	482,173	469,145
Premises and equipment, net	265,321	264,149
FDIC loss share receivable	531,787	566,479
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	23,422	32,024
Other assets (includes $39,108 and $45,115, respectively, of other real estate owned covered
by loss sharing agreements)	1,546,604	1,455,750
Total assets	$44,185,838	$44,145,100

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$9,437,891	$8,783,795
Savings accounts	5,423,628	4,213,972
Certificates of deposit	7,906,158	9,120,914
Non-interest-bearing accounts	2,520,185	2,758,840
Total deposits	25,287,862	24,877,521
Borrowed funds:
Wholesale borrowings	12,629,698	13,067,974
Junior subordinated debentures	358,019	357,917
Other borrowings	4,300	4,300
Total borrowed funds	12,992,017	13,430,191
Other liabilities	217,498	181,124
Total liabilities	38,497,377	38,488,836
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 440,867,068 and 439,133,951
shares issued, and 440,858,405 and 439,050,966 shares outstanding, respectively)	4,409	4,391
Paid-in capital in excess of par	5,333,295	5,327,111
Retained earnings	408,680	387,534
Treasury stock, at cost (8,663 and 82,985 shares, respectively)	(118)	(1,067)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	6,001	12,614
Net unrealized loss on the non-credit portion of other-than-temporary impairment
losses, net of tax	(5,984)	(13,525)
Pension and post-retirement obligations, net of tax	(57,822)	(60,794)
Total accumulated other comprehensive loss, net of tax	(57,805)	(61,705)
Total stockholders’ equity	5,688,461	5,656,264
Total liabilities and stockholders’ equity	$44,185,838	$44,145,100

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Interest Income:
Mortgage and other loans	$388,156	$366,999	$406,481	$755,155	$804,665
Securities and money market investments	48,418	45,808	48,499	94,226	96,953
Total interest income	436,574	412,807	454,980	849,381	901,618

Interest Expense:
NOW and money market accounts	9,777	9,175	9,357	18,952	18,090
Savings accounts	5,206	4,021	3,565	9,227	7,061
Certificates of deposit	21,782	22,235	23,489	44,017	47,209
Borrowed funds	99,925	102,200	121,913	202,125	244,188
Total interest expense	136,690	137,631	158,324	274,321	316,548
Net interest income	299,884	275,176	296,656	575,060	585,070
Provision for losses on non-covered loans	5,000	5,000	15,000	10,000	30,000
Provision for losses on covered loans	4,618	4,502	18,448	9,120	18,448
Net interest income after provisions
for loan losses	290,266	265,674	263,208	555,940	536,622

Non-Interest Income:
Mortgage banking income	23,216	26,109	58,323	49,325	93,488
Fee income	9,961	8,772	9,433	18,733	19,191
Bank-owned life insurance	7,337	7,253	6,802	14,590	16,387
Gain on sales of securities	123	16,622	141	16,745	859
FDIC indemnification income	3,694	3,602	14,759	7,296	14,759
Other income	9,414	13,193	8,747	22,607	15,517
Total non-interest income	53,745	75,551	98,205	129,296	160,201

Non-Interest Expense:
Operating expenses:
Compensation and benefits	77,400	83,506	73,591	160,906	147,208
Occupancy and equipment	24,159	23,600	23,249	47,759	45,133
General and administrative	45,925	44,569	53,669	90,494	103,186
Total operating expenses	147,484	151,675	150,509	299,159	295,527
Amortization of core deposit intangibles	4,181	4,421	4,920	8,602	10,079
Total non-interest expense	151,665	156,096	155,429	307,761	305,606
Income before income taxes	192,346	185,129	205,984	377,475	391,217
Income tax expense	69,829	66,454	74,772	136,283	141,752
Net Income	$122,517	$118,675	$131,212	$241,192	$249,465

Basic earnings per share	$0.28	$0.27	$0.30	$0.55	$0.56
Diluted earnings per share	$0.28	$0.27	$0.30	$0.55	$0.56

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under "Reconciliations of GAAP and Non-GAAP Capital Measures" on page 11 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended June 30, 2013, March 31, 2013, and June 30, 2012, and for the six months ended June 30, 2013 and 2012, follow:

(in thousands, except per share data)	For the Three Months Ended			For the Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
GAAP Earnings	$122,517	$118,675	$131,212	$241,192	$249,465
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-
related benefit plans	5,426	5,537	5,265	10,963	10,336
Associated tax effects	378	(64)	319	314	(35)
Amortization of core deposit intangibles	4,181	4,421	4,920	8,602	10,079
Total additional contributions to tangible stockholders’ equity (1)	9,985	9,894	10,504	19,879	20,380
Cash earnings	$132,502	$128,569	$141,716	$261,071	$269,845

Diluted GAAP Earnings per Share	$0.28	$0.27	$0.30	$0.55	$0.56
Add back:
Amortization and appreciation of shares held in stock-
related benefit plans	0.01	0.01	0.01	0.02	0.03
Associated tax effects	--	--	--	--	--
Amortization of core deposit intangibles	0.01	0.01	0.01	0.02	0.03
Total additions	0.02	0.02	0.02	0.04	0.06
Diluted cash earnings per share	$0.30	$0.29	$0.32	$0.59	$0.62

Cash Earnings Data:
Cash return on average assets	1.21%	1.19%	1.35%	1.20%	1.29%
Cash return on average tangible assets (1)	1.28	1.26	1.44	1.27	1.37
Cash return on average stockholders’ equity	9.45	9.13	10.19	9.29	9.75
Cash return on average tangible stockholders’ equity (1)	16.85	16.25	18.38	16.55	17.69
Cash efficiency ratio (2)	40.17	41.67	36.78	40.92	38.27

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 11 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended June 30, 2013, March 31, 2013 and December 31, 2012, and the six months ended June 30, 2013 and 2012, follow:

	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	Dec. 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
(in thousands)
Total Stockholders’ Equity	$ 5,688,461	$ 5,665,614	$ 5,656,264	$ 5,688,461	$ 5,611,519
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(23,422)	(27,603)	(32,024)	(23,422)	(41,589)
Tangible stockholders’ equity	$ 3,228,908	$ 3,201,880	$ 3,188,109	$ 3,228,908	$ 3,133,799

Total Assets	$44,185,838	$44,511,718	$44,145,100	$44,185,838	$43,487,347
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(23,422)	(27,603)	(32,024)	(23,422)	(41,589)
Tangible assets	$41,726,285	$42,047,984	$41,676,945	$41,726,285	$41,009,627

Tangible Stockholders’ Equity	$3,228,908	$3,201,880	$3,188,109	$3,228,908	$3,133,799
Add back: Accumulated other comprehensive loss,
net of tax	57,805	62,528	61,705	57,805	64,129
Adjusted tangible stockholders’ equity	$3,286,713	$3,264,408	$3,249,814	$3,286,713	$3,197,928

Tangible Assets	$41,726,285	$42,047,984	$41,676,945	$41,726,285	$41,009,627
Add back: Accumulated other comprehensive loss,
net of tax	57,805	62,528	61,705	57,805	64,129
Adjusted tangible assets	$41,784,090	$42,110,512	$41,738,650	$41,784,090	$41,073,756

Average Stockholders’ Equity	$ 5,607,616	$ 5,630,877	$ 5,498,040	$ 5,619,182	$ 5,534,277
Less: Average goodwill and core deposit intangibles	(2,462,265)	(2,466,622)	(2,471,204)	(2,464,431)	(2,483,469)
Average tangible stockholders’ equity	$ 3,145,351	$ 3,164,255	$ 3,026,836	$ 3,154,751	$ 3,050,808

Average Assets	$43,860,167	$43,243,259	$43,087,846	$43,553,417	$41,833,272
Less: Average goodwill and core deposit intangibles	(2,462,265)	(2,466,622)	(2,471,204)	(2,464,431)	(2,483,469)
Average tangible assets	$41,397,902	$40,776,637	$40,616,642	$41,088,986	$39,349,803

Net Income	$122,517	$118,675	$122,843	$241,192	$249,465
Add back: Amortization of core deposit intangibles,
net of tax	2,509	2,653	2,826	5,162	6,047
Adjusted net income	$125,026	$121,328	$125,669	$246,354	$255,512

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
June 30, 2013	March 31, 2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,941,012	$388,156	4.86%	$31,615,006	$366,999	4.65%
Securities and money market investments	6,051,650	48,418	3.19	5,441,285	45,808	3.37
Total interest-earning assets	37,992,662	436,574	4.60	37,056,291	412,807	4.46
Non-interest-earning assets	5,867,505	6,186,968
Total assets	$43,860,167	$43,243,259
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 9,299,177	$ 9,777	0.42%	$ 8,969,149	$ 9,175	0.41%
Savings accounts	5,045,908	5,206	0.41	4,509,093	4,021	0.36
Certificates of deposit	8,416,283	21,782	1.04	8,860,679	22,235	1.02
Total interest-bearing deposits	22,761,368	36,765	0.65	22,338,921	35,431	0.64
Borrowed funds	12,456,990	99,925	3.22	12,381,287	102,200	3.35
Total interest-bearing liabilities	35,218,358	136,690	1.56	34,720,208	137,631	1.61
Non-interest-bearing deposits	2,793,703	2,673,879
Other liabilities	240,490	218,295
Total liabilities	38,252,551	37,612,382
Stockholders’ equity	5,607,616	5,630,877
Total liabilities and stockholders’ equity	$43,860,167	$43,243,259
Net interest income/interest rate spread	$299,884	3.04%	$275,176	2.85%
Net interest margin	3.15%	2.95%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.07	x

Core deposits (1)	$17,138,788	$14,983	0.35%	$16,152,121	$13,196	0.33%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended June 30,
2013	2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,941,012	$388,156	4.86%	$30,780,471	$406,481	5.28%
Securities and money market investments	6,051,650	48,418	3.19	5,112,683	48,499	3.79
Total interest-earning assets	37,992,662	436,574	4.60	35,893,154	454,980	5.07
Non-interest-earning assets	5,867,505	6,023,700
Total assets	$43,860,167	$41,916,854
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 9,299,177	$ 9,777	0.42%	$ 8,805,432	$ 9,357	0.43%
Savings accounts	5,045,908	5,206	0.41	4,080,984	3,565	0.35
Certificates of deposit	8,416,283	21,782	1.04	7,641,613	23,489	1.24
Total interest-bearing deposits	22,761,368	36,765	0.65	20,528,029	36,411	0.71
Borrowed funds	12,456,990	99,925	3.22	12,983,063	121,913	3.78
Total interest-bearing liabilities	35,218,358	136,690	1.56	33,511,092	158,324	1.90
Non-interest-bearing deposits	2,793,703	2,552,172
Other liabilities	240,490	288,009
Total liabilities	38,252,551	36,351,273
Stockholders’ equity	5,607,616	5,565,581
Total liabilities and stockholders’ equity	$43,860,167	$41,916,854
Net interest income/interest rate spread	$299,884	3.04%	$296,656	3.17%
Net interest margin	3.15%	3.30%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.07	x

Core deposits (1)	$17,138,788	$14,983	0.35%	$15,438,588	$12,922	0.34%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Six Months Ended
June 30, 2013	June 30, 2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,778,910	$755,155	4.75%	$30,688,000	$804,665	5.25%
Securities and money market investments	5,748,153	94,226	3.27	5,023,638	96,953	3.86
Total interest-earning assets	37,527,063	849,381	4.53	35,711,638	901,618	5.05
Non-interest-earning assets	6,026,354	6,121,634
Total assets	$43,553,417	$41,833,272
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 9,135,075	$ 18,952	0.42%	$ 8,803,109	$ 18,090	0.41%
Savings accounts	4,778,983	9,227	0.39	4,032,109	7,061	0.35
Certificates of deposit	8,637,253	44,017	1.03	7,531,191	47,209	1.26
Total interest-bearing deposits	22,551,311	72,196	0.65	20,366,409	72,360	0.71
Borrowed funds	12,419,348	202,125	3.28	13,201,307	244,188	3.72
Total interest-bearing liabilities	34,970,659	274,321	1.58	33,567,716	316,548	1.90
Non-interest-bearing deposits	2,734,122	2,464,853
Other liabilities	229,454	266,426
Total liabilities	37,934,235	36,298,995
Stockholders’ equity	5,619,182	5,534,277
Total liabilities and stockholders’ equity	$43,553,417	$41,833,272
Net interest income/interest rate spread	$575,060	2.95%	$585,070	3.15%
Net interest margin	3.05%	3.27%
Ratio of interest-earning assets to interest-
bearing liabilities	1.07	x	1.06	x

Core deposits (1)	$16,648,180	$28,179	0.34%	$15,300,071	$25,151	0.33%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
GAAP EARNINGS DATA:
Net income	$122,517	$118,675	$131,212	$241,192	$249,465
Basic earnings per share	0.28	0.27	0.30	0.55	0.56
Diluted earnings per share	0.28	0.27	0.30	0.55	0.56
Return on average assets	1.12%	1.10%	1.25%	1.11%	1.19%
Return on average tangible assets (1)	1.21	1.19	1.36	1.20	1.30
Return on average stockholders’ equity	8.74	8.43	9.43	8.58	9.02
Return on average tangible stockholders’ equity (1)	15.90	15.34	17.40	15.62	16.75
Efficiency ratio (2)	41.71	43.25	38.12	42.47	39.65
Operating expenses to average assets	1.35	1.40	1.44	1.37	1.41
Interest rate spread	3.04	2.85	3.17	2.95	3.15
Net interest margin	3.15	2.95	3.30	3.05	3.27
Effective tax rate	36.30	35.90	36.30	36.10	36.23
Shares used for basic EPS computation	439,452,048	438,703,468	437,820,639	439,079,827	437,644,249
Shares used for diluted EPS computation	439,455,346	438,708,520	437,824,702	439,083,272	437,648,947

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(2)	We calculate our GAAP efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	June 30, 2013	March 31, 2013	Dec. 31, 2012
CAPITAL MEASURES:
Book value per share	$12.90	$12.85	$12.88
Tangible book value per share (1)	7.32	7.26	7.26
Stockholders’ equity to total assets	12.87%	12.73%	12.81%
Tangible stockholders’ equity to tangible assets (1)	7.74	7.61	7.65
Tangible stockholders’ equity to tangible assets excluding
accumulated other comprehensive loss, net of tax (1)	7.87	7.75	7.79

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

	June 30, 2013	March 31, 2013	Dec. 31, 2012
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Leverage capital ratio	8.25%	8.31%	8.33%
Tier 1 risk-based capital ratio	12.56	12.40	12.50
Total risk-based capital ratio	13.31	13.14	13.22
New York Commercial Bank
Leverage capital ratio	10.95%	11.26%	11.59%
Tier 1 risk-based capital ratio	16.44	16.53	16.64
Total risk-based capital ratio	16.99	17.05	17.24

(1)	The minimum regulatory requirements for classification as a well capitalized institution are a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032